EXHIBIT 99.1

Krispy Kreme Reports First Quarter 2025 Financial Results

First quarter Net Revenue of $375.2 million, Organic Revenue decreases 1.0%

CHARLOTTE, NC (May 8, 2025) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the quarter ended March 30, 2025.

First Quarter Highlights (vs Q1 2024)

•	Net revenue of $375.2 million

•	Organic revenue declined 1.0% to $374.7 million

•	GAAP net loss of $33.4 million

•	Adjusted EBITDA of $24.0 million

•	GAAP cash used for operating activities of $20.8 million

•	Global Points of Access (“POA”) increased 3,168, or 21.4%, to 17,982

In the first quarter, Krispy Kreme spotlighted its most popular and most affordable Original Glazed doughnut to increasingly value-conscious consumers while also delivering buzzworthy Valentine’s and St. Patrick’s Day offerings. The Company continued to grow Delivered Fresh Daily and prepared for the early second quarter launch of outsourced U.S. logistics.

“Our ability to become a bigger Krispy Kreme requires that we become better, and we are taking swift and decisive action to pay down debt, de-leverage the balance sheet and drive sustainable, profitable growth,” said Krispy Kreme CEO, Josh Charlesworth. “While we expect the macro environment to remain challenging, we are focused on positive cash flow, higher returns on capital, and our two biggest opportunities: profitable U.S. expansion and capital-light international franchise growth.”

Financial Highlights	Quarter Ended
$ in millions, except per share data	March 30, 2025	March 31, 2024	Change
GAAP:
Net revenue	$375.2	$442.7	(15.3)%
Operating (loss)/income	$(20.3)	$11.9	(270.2)%
Operating (loss)/income margin	(5.4)%	2.7%	(810	) bps
Net loss	$(33.4)	$(6.7)	(401.4)%
Net loss attributable to KKI	$(33.3)	$(8.5)	(290.0)%
Diluted loss per share	$(0.20)	$(0.05)	$(0.15)
Non-GAAP (1):
Organic revenue	$374.7	$378.4	(1.0)%
Adjusted net (loss)/income, diluted	$(8.8)	$11.3	(178.1)%
Adjusted EBITDA	$24.0	$58.2	(58.8)%
Adjusted EBITDA margin	6.4%	13.1%	(670	) bps
Adjusted diluted (loss)/income per share	$(0.05)	$0.07	$(0.12)

Notes:

(1)	Non-GAAP figures—please refer to “Non-GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures.”

Key Operating Metrics	Quarter Ended
$ in millions	March 30, 2025	March 31, 2024	Change
Global Points of Access	17,982	14,814	21.4%
Sales per Hub (U.S.) trailing four quarters	$4.8	$4.9	(2.0)%
Sales per Hub (International) trailing four quarters	$9.8	$9.9	(1.0)%
Digital Sales as a Percent of Doughnut Shop Sales	16.9%	16.6%	30 bps

First Quarter 2025 Consolidated Results (vs Q1 2024)

Krispy Kreme’s first quarter results reflect continued investment ahead of growth in the Company’s U.S. nationwide expansion and wider adoption of the capital-light international franchise model. Net revenue was $375.2 million in the first quarter of 2025, a decline of 15.3% or $67.5 million, primarily due to the $64.3 million reduction associated with the divestiture of a majority stake in Insomnia Cookies in the third quarter of fiscal 2024. In line with expectations, organic revenue declined $3.6 million, or approximately 1.0%, as growth in Global Points of Access and Delivered Fresh Daily (“DFD”) revenues were more than offset by expected consumer softness leading to a decline in doughnut shop transaction volume.

GAAP Net Loss was $33.4 million, compared to prior year net loss of $6.7 million. GAAP diluted loss per share was $0.20, compared to a loss of $0.05 in the same quarter last year.

Adjusted EBITDA declined to $24.0 million, with Adjusted EBITDA Margin declining to 6.4% as the Company invests ahead of growth and navigates a challenged global consumer backdrop linked to macroeconomic, weather, and inflationary factors. Adjusted Net Loss, diluted was $8.8 million in the quarter. Adjusted Diluted loss per share was $0.05 in the quarter.

First Quarter 2025 Segment Results (vs Q1 2024)

U.S.: In the U.S. segment, net revenue declined $59.4 million, or 20.1%, primarily due to the $64.3 million reduction associated with the sale of a majority stake in Insomnia Cookies. Organic revenue declined $6.1 million, or 2.6%, as Points of Access growth of 34.9% was more than offset by expected consumer softness. Average revenue per door per week (“APD”) declined to $587, reflecting shifting customer mix, with Sales Per Hub of $4.8 million.

U.S. Adjusted EBITDA decreased $26.7 million, or 62.7%, with margin declining 770 basis points to 6.7%, primarily driven by a decline in operating leverage, costs associated with our U.S. nationwide expansion, and an estimated $5.0 million in operational inefficiencies related to the 2024 Cybersecurity Incident.

International: In the International segment, net revenue declined $5.1 million, or approximately 4.1%, primarily due to foreign currency translation impacts of $8.4 million. International organic revenue grew $1.9 million, or approximately 1.5%, driven primarily by growth in Canada. Points of Access growth of 6.3% was partially offset by closures in Japan and Mexico to optimize the DFD network.

International segment Adjusted EBITDA declined $5.6 million, or 27.5%, with a margin decline of 400 basis points to 12.5% due to lower transaction volumes impacting operating leverage. Our new management team in the U.K. has embarked on a strategy to revitalize the brand’s consumer relevance by bringing back family-centric offerings and an updated price pack architecture.

Market Development: In the Market Development segment, net revenue declined $3.0 million, or approximately 13.7%, reflecting a $3.6 million impact of franchise acquisitions and lower equipment sales, offset by growth in new and existing markets. Market Development organic revenue increased $0.6 million, or 2.7%, driven by the successful expansion of our international franchise businesses including in the Middle East and the launch of DFD in France.

Market Development Adjusted EBITDA decreased $0.9 million, or 7.2%, while margin improved 400 basis points to 58.1% driven by revenue mix and greater contribution from international franchisees.

Balance Sheet and Capital Expenditures

During the first quarter of 2025, the Company invested $25.9 million, or 6.9% of net revenue, in capital expenditures, primarily in the U.S. to support bringing doughnuts closer to our consumers via nationwide expansion.

Subsequent to the end of the quarter, the Company amended its existing credit agreement to establish incremental term loan commitments in an aggregate principal amount of $125.0 million dollars. The Company expects to use the incremental capacity primarily to pay down its revolving credit facility. The amendment carries identical terms as the existing credit agreement regarding maturity date and interest rates.

Capital Allocation and Dividend Policy

As previously announced, the Company continues to evaluate opportunities to refranchise certain international markets including Australia and New Zealand, Japan, Mexico, and the U.K. and Ireland.

Following a review of the Company’s capital allocation strategy and investments available to fuel our growth, the Company has made the decision to no longer pay quarterly cash dividends to holders of the Company’s common stock. This decision provides greater financial flexibility, enabling debt paydown and a focus on profitable, high return growth.

Financial Outlook

As of March 30, 2025, Krispy Kreme doughnuts are now available in more than 2,400 McDonald’s restaurants. The Company is reassessing the deployment schedule together with McDonald’s while it works to achieve a profitable business model for all parties and does not expect to launch in any additional restaurants in the second quarter of 2025.

Krispy Kreme continues to believe in the long-term opportunity of profitable growth through the U.S. nationwide expansion including McDonald’s.

Given macroeconomic softness and the uncertainty around the McDonald’s deployment schedule, the Company is withdrawing its prior full year outlook and not updating it at this time. Regarding the second quarter of 2025, the Company expects to deliver:

•	Net Revenue of $370 to $385 million

•	Adjusted EBITDA(1) of $30 to $35 million

Notes:

(1)	Non-GAAP figures. The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Measures.”

Definitions

The following definitions apply to terms used throughout this press release:

•

Global Points of Access: Reflects all locations at which fresh doughnuts can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors (which includes DFD branded cabinets and merchandising units within high traffic grocery and convenience stores, quick service or fast casual restaurants (“QSR”), club memberships, and drug stores) and Cookie Bakeries (through the date of the Insomnia Cookies divestiture), and other points at which fresh doughnuts can be purchased at both Company-owned and franchise locations as of the end of the applicable reporting period. We monitor Global Points of Access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments and by asset type.

•

Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the applicable reporting period.

•

Hubs with Spokes: Reflects Hubs currently producing product for other Fresh Shops, Carts and Food Trucks, or DFD Doors, and excludes Hubs not currently producing product for other shops, Carts and Food Trucks, or DFD Doors.

•	Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of each of the five most recent quarters.

•

Fresh Revenues from Hubs with Spokes: Fresh Revenues is a measure focused on the Krispy Kreme doughnut business and includes product sales generated from our Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors, and digital channels and excludes sales from Cookie Bakeries and Branded Sweet Treats (through the date of the Insomnia cookies divestiture and Branded Sweet Treats exit, respectively). Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from Hubs with Spokes.

•	Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.

Conference Call

Krispy Kreme will host a public conference call and webcast at 8:30 AM Eastern Time today to discuss its results for the first quarter of 2025. To register for the conference call, please use this link. After registering, confirmation will be sent through email, including dial-in details and unique conference call codes for entry. To listen to the live webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay of the webcast will be available on the website within 24 hours after the call. This earnings press release and related materials will also be available on the investor relations section of the Company’s website.

Investor Relations

IR@KrispyKreme.com

Financial Media

ICR for Krispy Kreme, Inc.

KrispyKreme@icrinc.com

About Krispy Kreme

Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business with more than 17,900 fresh points of access. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “guidance,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or, in each case, the negatives of these words, comparable terminology, or similar references to future periods; however, statements may be forward-looking whether or not these terms or their negatives are used. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. We consider the assumptions and estimates on which our forward-looking statements are based to be reasonable, but they are subject to various risks and uncertainties relating to our operations, financial results, financial conditions, business, prospects, future plans and strategies, projections, liquidity, the economy, and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from the 2024 Cybersecurity Incident or any other material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; any harm to our reputation or brand image; changes in consumer preferences or demographic trends; changes in the cost of raw materials and other commodities, including due to import and export requirements (including tariffs), inflation, or foreign exchange rates; our ability to execute on our omni-channel business strategy; regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2024, filed by us with the Securities and Exchange Commission (the “SEC”) and in other filings we make from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.

Non-GAAP Measures

This press release includes certain financial information that is not presented in conformity with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include organic revenue growth/(decline), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted Net Income, Diluted, Adjusted EPS, Free Cash Flow, Net Debt, Fresh Revenue from Hubs with Spokes and Sales per Hub. These non-GAAP financial measures are not standardized, and it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP or a substitute for results reported under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, we urge you to review our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC and not to rely on any single financial measure.

The Company does not provide reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those reflected in our reconciliation of historic numbers. The variability of these items is unpredictable and may have a significant impact.

See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Krispy Kreme, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Quarter Ended
	March 30, 2025 (13 weeks)	March 31, 2024 (13 weeks)
Net revenues
Product sales	$366,479	$433,512
Royalties and other revenues	8,705	9,186

Total net revenues	375,184	442,698
Product and distribution costs	90,736	107,015
Operating expenses	198,843	205,195
Selling, general and administrative expense	59,405	71,574
Marketing expenses	10,239	12,115
Pre-opening costs	929	1,105
Other expenses, net	1,400	200
Depreciation and amortization expense	33,901	33,586

Operating (loss)/income	(20,269)	11,908
Interest expense, net	16,196	13,736
Other non-operating (income)/expense, net	(393)	573

Loss before income taxes	(36,072)	(2,401)
Income tax (benefit)/expense	(2,667)	4,262

Net loss	(33,405)	(6,663)
Net (loss)/income attributable to noncontrolling interest	(121)	1,871

Net loss attributable to Krispy Kreme, Inc.	$(33,284)	$(8,534)

Net loss per share:
Common stock — Basic	$(0.20)	$(0.05)
Common stock — Diluted	$(0.20)	$(0.05)
Weighted average shares outstanding:
Basic	170,291	168,685
Diluted	170,291	168,685

Krispy Kreme, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	As of
	(Unaudited) March 30, 2025	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$18,722	$28,962
Restricted cash	445	353
Accounts receivable, net	69,315	67,722
Inventories	31,524	28,133
Taxes receivable	16,927	16,155
Prepaid expense and other current assets	21,053	31,615

Total current assets	157,986	172,940
Property and equipment, net	539,014	511,139
Goodwill	1,052,636	1,047,581
Other intangible assets, net	813,869	819,934
Operating lease right of use asset, net	416,065	409,869
Investments in unconsolidated entities	90,774	91,070
Other assets	18,979	19,497

Total assets	$3,089,323	$3,072,030

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$54,629	$56,356
Current operating lease liabilities	50,895	46,620
Accounts payable	117,181	123,316
Accrued liabilities	115,025	124,212
Structured payables	111,726	135,668

Total current liabilities	449,456	486,172

Long-term debt, less current portion	934,967	844,547
Noncurrent operating lease liabilities	410,219	405,366
Deferred income taxes, net	118,992	130,745
Other long-term obligations and deferred credits	44,272	40,768

Total liabilities	1,957,906	1,907,598
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both March 30, 2025 and December 29, 2024; 170,300 and 170,060 shares issued and outstanding as of March 30, 2025 and December 29, 2024, respectively	1,703	1,701
Additional paid-in capital	1,468,883	1,466,508
Shareholder note receivable	(1,782)	(1,906)
Accumulated other comprehensive loss, net of income tax	(28,282)	(32,128)
Retained deficit	(338,891)	(299,638)

Total shareholders’ equity attributable to Krispy Kreme, Inc.	1,101,631	1,134,537
Noncontrolling interest	29,786	29,895

Total shareholders’ equity	1,131,417	1,164,432

Total liabilities and shareholders’ equity	$3,089,323	$3,072,030

Krispy Kreme, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Quarter Ended
	March 30, 2025 (13 weeks)	March 31, 2024 (13 weeks)
CASH FLOWS USED FOR OPERATING ACTIVITIES:
Net loss	$(33,405)	$(6,663)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization expense	33,901	33,586
Deferred and other income taxes	(10,668)	214
Impairment and lease termination charges	162	247
Loss/(gain) on disposal of property and equipment	189	(49)
Share-based compensation	2,603	6,986
Change in accounts and notes receivable allowances	202	113
Inventory write-off	848	411
Amortization related to settlement of interest rate swap derivatives	—	(2,955)
Other	1,225	788
Change in operating assets and liabilities, excluding foreign currency translation adjustments	(15,891)	(50,383)

Net cash used for operating activities	(20,834)	(17,705)

CASH FLOWS USED FOR INVESTING ACTIVITIES:
Purchase of property and equipment	(25,897)	(29,064)
Other investing activities	86	19

Net cash used for investing activities	(25,811)	(29,045)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from the issuance of debt	182,500	179,500
Repayment of long-term debt and lease obligations	(115,622)	(132,343)
Proceeds from structured payables	118,908	101,287
Payments on structured payables	(142,868)	(97,416)
Capital contribution by shareholders, net of loans issued	—	232
Distribution to shareholders	(5,961)	(5,902)
Payments for repurchase and retirement of common stock	(123)	(804)
Distribution to noncontrolling interest	(36)	(977)

Net cash provided by financing activities	36,798	43,577

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(301)	(1,829)
Net decrease in cash, cash equivalents and restricted cash	(10,148)	(5,002)
Cash, cash equivalents and restricted cash at beginning of period	29,315	38,614

Cash, cash equivalents and restricted cash at end of period	$19,167	$33,612

Net cash used for operating activities	$(20,834)	$(17,705)
Less: Purchase of property and equipment	(25,897)	(29,064)

Free cash flow	$(46,731)	$(46,769)

Krispy Kreme, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(in thousands, except per share amounts)

We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBITDA is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods. “Adjusted EBITDA margin” reflects Adjusted EBITDA as a percentage of net revenues.

We define “Adjusted EBIT” as earnings before interest expense, net and income tax expense, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBIT is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods.

We define “Adjusted Net Income, Diluted” as net loss attributable to common shareholders, adjusted for share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and certain other non-recurring, infrequent, or non-core income and expense items. “Adjusted EPS” is Adjusted Net Income, Diluted converted to a per share amount.

Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Diluted, and Adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using these non-GAAP measures supplementally.

	Quarter Ended
(in thousands)	March 30, 2025	March 31, 2024
Net loss	$(33,405)	$(6,663)
Interest expense, net	16,196	13,736
Income tax (benefit)/expense	(2,667)	4,262
Share-based compensation	2,603	6,986
Employer payroll taxes related to share-based compensation	166	43
Other non-operating (income)/expense, net (1)	(393)	573
Strategic initiatives (2)	2,353	4,821
Acquisition and integration expenses (3)	71	248
New market penetration expenses (4)	75	466
Store closure expenses, net (5)	272	139
Restructuring and severance expenses (6)	108	6
Other (7)	4,700	(15)
Amortization of acquisition related intangibles (8)	7,661	7,420

Adjusted EBIT	$(2,260)	$32,022
Depreciation expense and amortization of right of use assets	26,240	26,166

Adjusted EBITDA	$23,980	$58,188

	Quarter Ended
(in thousands)	March 30, 2025	March 31, 2024
Segment Adjusted EBITDA:
U.S.	$15,911	$42,616
International	14,897	20,536
Market Development	11,047	11,900
Corporate	(17,875)	(16,864)

Total Adjusted EBITDA	$23,980	$58,188

	Quarter Ended
(in thousands, except per share amounts)	March 30, 2025	March 31, 2024
Net loss	$(33,405)	$(6,663)
Share-based compensation	2,603	6,986
Employer payroll taxes related to share-based compensation	166	43
Other non-operating (income)/expense, net (1)	(393)	573
Strategic initiatives (2)	2,353	4,821
Acquisition and integration expenses (3)	71	248
New market penetration expenses (4)	75	466
Store closure expenses, net (5)	272	139
Restructuring and severance expenses (6)	108	6
Other (7)	4,700	(15)
Amortization of acquisition related intangibles (8)	7,661	7,420
Tax impact of adjustments (9)	6,830	(224)
Tax specific adjustments (10)	—	(589)
Net loss/(income) attributable to noncontrolling interest	121	(1,871)

Adjusted net (loss)/income attributable to common shareholders - Basic	$(8,838)	$11,340
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(2)	(19)

Adjusted net (loss)/income attributable to common shareholders - Diluted	$(8,840)	$11,321

Basic weighted average common shares outstanding	170,291	168,685
Dilutive effect of outstanding common stock options, RSUs, and PSUs	—	2,488

Diluted weighted average common shares outstanding	170,291	171,173
Adjusted net (loss)/income per share attributable to common shareholders:
Basic	$(0.05)	$0.07
Diluted	$(0.05)	$0.07

(1)

Primarily foreign translation gains and losses in each period. The quarter ended March 30, 2025 also consists of equity method income from Insomnia Cookies following the divestiture of a controlling interest in Insomnia Cookies during fiscal 2024.

(2)

The quarter ended March 30, 2025 consists primarily of costs associated with preparing for and executing the U.S. national expansion (including McDonald’s), and the evaluation of potential opportunities to refranchise certain equity markets. The quarter ended March 31, 2024 consists primarily of costs associated with global transformation, exploring strategic alternatives for the Insomnia Cookies business, and preparing for the U.S. national expansion (including McDonald’s).

(3)

Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.

(4)	Consists of start-up costs associated with entry into new countries for which the Company’s brands have not previously operated, including Brazil and Spain.
(5)	Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)	The quarter ended March 30, 2025 consists primarily of costs associated with restructuring of the U.S. and U.K. executive teams.
(7)	The quarter ended March 30, 2025 consists primarily of $4.4 million in costs related to remediation of the 2024 Cybersecurity Incident, including fees for cybersecurity experts and other advisors.
(8)	Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(9)	Tax impact of adjustments calculated applying the applicable statutory rates. The quarters ended March 30, 2025 and March 31, 2024 also include the impact of disallowed executive compensation expense.
(10)	The quarter ended March 31, 2024 consists of the recognition of a previously unrecognized tax benefit unrelated to ongoing operations and a discrete tax benefit unrelated to ongoing operations.

Krispy Kreme, Inc.

Segment Reporting (Unaudited)

(in thousands, except percentages or otherwise stated)

	Quarter Ended
	March 30, 2025	March 31, 2024
Net revenues:
U.S.	$236,544	$295,935
International	119,635	124,750
Market Development	19,005	22,013

Total net revenues	$375,184	$442,698

Organic revenue growth measures our revenue growth trends excluding the impact of acquisitions, divestitures, and foreign currency, and we believe it is useful for investors to understand the expansion of our global footprint through internal efforts. We define “organic revenue growth” as the growth in revenues, excluding (i) acquired shops owned by us for less than 12 months following their acquisition, (ii) the impact of foreign currency exchange rate changes, (iii) the impact of shop closures related to restructuring programs, (iv) the impact of the divestiture of Insomnia Cookies, and (v) revenues generated during the 53rd week for those fiscal years that have a 53rd week based on our fiscal calendar.

Q1 2025 Organic Revenue - QTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2025	$236,544	$119,635	$19,005	$375,184
Total net revenues in first quarter of fiscal 2024	295,935	124,750	22,013	442,698

Total Net Revenues Decline	(59,391)	(5,115)	(3,008)	(67,514)
Total Net Revenues Decline %	-20.1%	-4.1%	-13.7%	-15.3%
Less: Impact of Insomnia Cookies divestiture	(64,319)	—	—	(64,319)
Adjusted net revenues in first quarter of fiscal 2024	231,616	124,750	22,013	378,379

Adjusted net revenue (decline)/growth	4,928	(5,115)	(3,008)	(3,195)
Impact of acquisitions	(11,043)	(1,365)	3,598	(8,810)
Impact of foreign currency translation	—	8,359	—	8,359

Organic Revenue (Decline)/Growth	$(6,115)	$1,879	$590	$(3,646)

Organic Revenue (Decline)/Growth %	-2.6%	1.5%	2.7%	-1.0%

Q1 2024 Organic Revenue - QTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first quarter of fiscal 2024	$295,935	$124,750	$22,013	$442,698
Total net revenues in first quarter of fiscal 2023	281,344	111,988	25,618	418,950

Total Net Revenues Growth/(Decline)	14,591	12,762	(3,605)	23,748
Total Net Revenues Growth/(Decline) %	5.2%	11.4%	-14.1%	5.7%
Less: Impact of shop optimization program closures	(316)	—	—	(316)
Less: Impact of Branded Sweet Treats exit	(5,367)	—	—	(5,367)
Adjusted net revenues in first quarter of fiscal 2023	275,661	111,988	25,618	413,267

Adjusted net revenue growth/(decline)	20,274	12,762	(3,605)	29,431
Impact of foreign currency translation	—	(1,836)	—	(1,836)

Organic Revenue Growth/(Decline)	$20,274	$10,926	$(3,605)	$27,595

Organic Revenue Growth/(Decline) %	7.4%	9.8%	-14.1%	6.7%

Fresh Revenues from Hubs with Spokes and Sales per Hub are defined above.

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	March 30, 2025	December 29, 2024	December 31, 2023
U.S.:
Revenues	$999,345	$1,058,736	$1,104,944
Non-Fresh Revenues (1)	(3,140)	(3,161)	(9,416)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(244,535)	(307,665)	(399,061)

Fresh Revenues from Hubs with Spokes	751,670	747,910	696,467
Sales per Hub (millions)	4.8	4.9	4.9
International:
Fresh Revenues from Hubs with Spokes (3)	$513,987	$519,102	$489,631
Sales per Hub (millions) (4)	9.8	9.9	9.8

(1)	Includes the exited Branded Sweet Treats business revenues as well as licensing royalties from customers for use of the Krispy Kreme brand.
(2)	Includes Insomnia Cookies revenues (through the date of the divestiture) and Fresh Revenues generated by Hubs without Spokes.
(3)	Total International net revenues is equal to Fresh Revenues from Hubs with Spokes for that business segment.
(4)	International Sales per Hub comparative data has been restated in constant currency based on current exchange rates.

Krispy Kreme, Inc.

Global Points of Access (Unaudited)

	Global Points of Access
	Quarter Ended		Fiscal Year Ended
	March 30, 2025	March 31, 2024	December 29, 2024
U.S.:
Hot Light Theater Shops	238	229	237
Fresh Shops	67	71	70
Cookie Bakeries (1)	—	277	—
DFD Doors (2)	10,186	7,198	9,644

Total	10,491	7,775	9,951
International:
Hot Light Theater Shops	48	45	49
Fresh Shops	518	490	519
Carts, Food Trucks, and Other (3)	17	16	17
DFD Doors	4,469	4,202	4,583

Total	5,052	4,753	5,168
Market Development:
Hot Light Theater Shops	108	117	108
Fresh Shops	1,104	1,010	1,095
Carts, Food Trucks, and Other (3)	30	30	30
DFD Doors	1,197	1,129	1,205

Total	2,439	2,286	2,438

Total Global Points of Access (as defined)	17,982	14,814	17,557

Total Hot Light Theater Shops	394	391	394
Total Fresh Shops	1,689	1,571	1,684
Total Cookie Bakeries (1)	—	277	—

Total Shops	2,083	2,239	2,078
Total Carts, Food Trucks, and Other	47	46	47
Total DFD Doors	15,852	12,529	15,432

Total Global Points of Access (as defined)	17,982	14,814	17,557

(1)	Reflects the divestiture of Insomnia Cookies during fiscal 2024.
(2)	Includes more than 2,400 McDonald’s QSR shops as of March 30, 2025.
(3)

Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of Access in this category are primarily found in international locations in airports and train stations.

Krispy Kreme, Inc.

Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	March 30, 2025	March 31, 2024	December 29, 2024
U.S.:
Hot Light Theater Shops (1)	234	221	232
Doughnut Factories	6	4	6

Total	240	225	238
Hubs with Spokes	162	154	158
Hubs without Spokes	78	71	80
International:
Hot Light Theater Shops (1)	39	36	40
Doughnut Factories	14	14	14

Total	53	50	54
Hubs with Spokes	53	50	54
Market Development:
Hot Light Theater Shops (1)	106	113	106
Doughnut Factories	27	26	27

Total	133	139	133

Total Hubs	426	414	425

(1)

Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.

Net Debt and Leverage (Unaudited)

(in thousands, except leverage ratio)

	As of
	(Unaudited) March 30, 2025	December 29, 2024
Current portion of long-term debt	$54,629	$56,356
Long-term debt, less current portion	934,967	844,547

Total long-term debt, including debt issuance costs	989,596	900,903
Add back: Debt issuance costs	3,060	3,322

Total long-term debt, excluding debt issuance costs	992,656	904,225
Less: Cash and cash equivalents	(18,722)	(28,962)

Net debt	$973,934	$875,263

Adjusted EBITDA - trailing four quarters	159,320	193,528

Net leverage ratio	6.1 x	4.5 x